Exhibit 99.1

Krystal Biotech Announces Pricing of Upsized Initial Public Offering

Pittsburgh, Pennsylvania – September 19, 2017 – Krystal Biotech, Inc. (“Krystal”), a gene therapy company dedicated to developing and commercializing novel treatments for patients suffering from dermatological diseases, today announced the pricing of its initial public offering. The offering was upsized to 3,960,000 shares of common stock at a price to the public of $10.00 per share for aggregate gross proceeds of $39,600,000, before underwriting discounts, commissions and expenses. In addition, Krystal has granted the underwriters a 30-day option to purchase up to an additional 594,000 shares of common stock to cover over-allotments, if any. The Company’s stock is expected to begin trading on the NASDAQ Capital Market (NASDAQ) under the ticker symbol “KRYS” on September 20, 2017. The offering is expected to close on September 22, 2017, subject to customary closing conditions.

Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE American: LTS), is acting as sole book-running manager in connection with the offering.

A registration statement relating to the securities being sold in this offering was declared effective by the Securities and Exchange Commission. This offering will be made only by means of a prospectus. A copy of the prospectus related to the offering may be obtained from: Ladenburg Thalmann & Co. Inc., 277 Park Avenue, 26th Floor, New York, NY 10172, or by calling (212) 409-2000, or by emailing prospectus@ladenburg.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under securities laws of any such state or jurisdiction.

ABOUT KRYSTAL BIOTECH

Krystal Biotech, Inc. (NASDAQ: KRYS) is a gene therapy company dedicated to developing and commercializing novel treatments for patients suffering from dermatological diseases. For more information, please visit http://www.krystalbio.com.

FORWARD-LOOKING STATEMENTS

This press release includes certain disclosures which contain “forward-looking statements,” including, without limitation, statements regarding the anticipated timing of completion of the offering. You can identify forward-looking statements because they contain words such as “believes” and “expects.” Forward-looking statements are based on Krystal’s current expectations and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are set forth in Krystal’s filings with the Securities and Exchange Commission, including its registration statement on Form S-1, as amended from time to time, under the caption “Risk Factors.”

CONTACT

Ashley R. Robinson

LifeSci Advisors

arr@lifesciadvisors.com